UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2026
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Schrodinger, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-39206	95-4284541
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
(Commission File Number)

1540 Broadway, 24th Floor New York, NY		10036
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 295-5800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SDGR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 5, 2026, following the previously disclosed separation of Mannix Aklian as Chief Commercial Officer, Global Head of Software Sales and Marketing of Schrödinger, Inc. (the “Company”), the Company entered into a transition, separation and release of claims agreement (the “Separation Agreement”) with Mr. Aklian, which confirms the terms of his separation from the Company.
Pursuant to the Separation Agreement, Mr. Aklian is entitled to receive certain payments and benefits in connection with his separation that are substantially comparable to the previously-disclosed benefits he would have received pursuant to the terms of the employment agreement, dated as of May 9, 2025 (the “Employment Agreement”) by and between the Company and Mr. Aklian and the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan, as amended, including: (i) salary continuation payments of his monthly base salary, commencing on the first payroll period occurring on or after the day immediately following the Revocation Period (as defined below), and continuing for nine months thereafter, less all applicable taxes and withholdings; and (ii) payment on Mr. Aklian’s behalf of the portion of his COBRA premiums equal to the premiums that the Company pays on behalf of other active, similarly-situated employees for group health and/or dental insurance coverage, if Mr. Aklian timely elects to receive such coverage, for 12 months following Mr. Aklian’s separation from the Company. In addition, Mr. Aklian is entitled to receive the following additional payments and benefits pursuant to the terms of the Separation Agreement: (i) in the event Mr. Aklian is enrolled in group health and/or dental plans of a new employer prior to the completion of the aforementioned 12-month COBRA period, a lump sum cash payment equal to the balance of the premiums that would have been payable by the Company had the coverage continued for the full 12-month period, less all applicable taxes and withholdings; (ii) payment of a quarterly bonus representing the first quarter of calendar year 2026 worked by Mr. Aklian, less all applicable taxes and withholdings; (iii) a prorated quarterly bonus payment representing the portion of the second quarter of calendar year 2026 worked by Mr. Aklian, less all applicable taxes and withholdings; (iv) a prorated annual bonus payment representing the portion of calendar year 2026 worked by Mr. Aklian, less all applicable taxes and withholdings (the gross amount under prongs (ii) through (iv) of this sentence being equal to $88,096); and (v) acceleration of vesting of the portion of the restricted stock unit award granted to Mr. Aklian in connection with the commencement of his employment that was scheduled to vest in July 2026. Mr. Aklian’s receipt of the payments and benefits discussed above are conditioned on Mr. Aklian not revoking the Separation Agreement during the seven-day period following his signing of the Separation Agreement (such seven-day period, the “Revocation Period”) and his compliance with the obligations under the Separation Agreement and his continuing obligations under the Employment Agreement.
The Separation Agreement also provides for, among other things, a mutual release of claims by Mr. Aklian and the Company, non-disclosure and non-disparagement obligations of Mr. Aklian and the Company, and provides that the confidentiality, inventions and non-solicitation provisions of the Employment Agreement remain in effect in accordance with their terms.
The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description
10.1	Transition, Separation and Release of Claims Agreement, dated as of June 5, 2026, by and between Schrödinger, Inc. and Mannix Aklian.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Schrödinger, Inc.

Date: June 8, 2026	By:	/s/ Yvonne Tran
Yvonne Tran
Chief Legal Officer and Corporate Secretary